Exhibit 4.7

THIS INSTRUMENT AND THE RIGHTS, REMEDIES AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN AFFILIATE SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 8, 2009, BY AND AMONG, INTERALIA, THE WILMINGTON TRUST COMPANY AND GEORGE JEFF MENNEN AS CO-TRUSTEES U/A/D NOVEMBER 25, 1970, AS AMENDED FOR THE BENEFIT OF JOHN HENRY MENNEN, SUCCESSOR IN INTEREST TO GREYSTONE FUNDING CORPORATION, WAVE2WAVE COMMUNICATIONS, INC., A DELAWARE CORPORATION, AND VICTORY PARK MANAGEMENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AS AGENT FOR ALL SENIOR CREDITORS (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

AMENDED AND RESTATED TERM NOTE

$1,700,000	New York, New York September 8, 2009

          FOR VALUE RECEIVED, the undersigned, WAVE2WAVE COMMUNICATIONS, INC. (the “Borrower”), hereby unconditionally promises to pay to the order of WILMINGTON TRUST COMPANY AND GEORGE JEFF MENNEN AS CO-TRUSTEES U/AID NOVEMBER 25, 1970, AS AMENDED FOR THE BENEFIT OF JOHN HENRY MENNEN (“Lender”), having an address at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, or at such other place as the holder of this Term Note (“Term Note”) may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000). Reference is hereby made to the Loan and Security Agreement between Borrowers and Lender dated as of October 12, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), for a statement of the terms and conditions under which the loan evidenced hereby was made and is to be repaid. This Term Note evidences a Term Loan Advance described in the Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

          The outstanding principal balance of this Term Note shall be payable in full on the Maturity Date. Prior thereto, the Term Note shall be repayable as set forth in the Loan Agreement.

          Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full hereof at the per annum rate equal to the Prime Rate in effect from time to time plus three and one quarter percent (3.25%). Following the occurrence and during the continuance of an Event of Default, the entire outstanding principal balance of this Term Note shall, at Lender’s option, bear interest until paid in full at a per annum rate equal to the interest rate applicable to the Term Loan from time to time in effect plus two percent (2.00%). Until maturity, interest on the outstanding principal amount hereof shall be payable in arrears on the first day of each month, commencing December 1, 2007 and on the Maturity Date. After maturity, whether by acceleration or otherwise, accrued interest shall be payable on demand. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of three hundred sixty (360) days on the actual daily outstanding balance hereof. Changes in the interest rate provided for herein which are due to changes in the Prime Rate shall be effective on the date of the change in the Prime Rate.

          Notwithstanding anything to the contrary contained herein, the aggregate of all interest hereunder and charged or collected by Lender is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and Lender will refund to Borrowers any such excess interest received by Lender.

          Subject to Section 7.2 of the Loan Agreement, Borrower may prepay the outstanding principal balance hereof in whole or in part. Any partial prepayment of the Term Loan shall be applied to the unpaid installments of the Term Loan in the inverse order of their maturities.

          Upon and after the occurrence of an Event of Default, this Term Note may, at the option of the Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

          Payments received by Lender from Borrower on this Term Note shall be applied to the Obligations as provided in the Loan Agreement.

          Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are hereby waived by Borrower.

          This Term Note amends, restates and supersedes, but is not intended to and shall not extinguish or cancel the indebtedness (including, but not limited to, accrued but unpaid interest thereon) evidenced by the Term Note dated November 2, 2007, made by Wave2Wave Communications, Inc. and the Wilmington Trust Company and George Jeff Mennen as co-trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, each in their capacity as Borrowers, in favor of Greystone Funding Corporation (as successor in interest to Greystone Business Credit II, L.L.C.) in the principal amount of $1,700,000

[signature page follows]

          THIS TERM NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. If any provision of this Term Note or the application thereof shall be held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Term Note, which shall continue in full force and effect. Whenever in this Term Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Term Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

WAVE2WAVE COMMUNICATIONS, INC.

By:	/s/ Steven Asman

Its:	President